Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As an independent registered public accounting firm, we hereby consent to the use, in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, of our report dated April 17, 2007, relating to the consolidated financial statements of Global Employment Holdings, Inc. and Subsidiaries as of December 31, 2006 and January 1, 2006 and for the years ended December 31, 2006, January 1, 2006 and January 2, 2005. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities Exchange Commission.

/s/ MAYER HOFFMAN MCCANN P.C.

Mayer Hoffman McCann P.C.
Denver, Colorado
October 30, 2007